NEWS RELEASE

BIOLASE TO RAISE $10.5 MILLION FROM INSTITUTIONAL AND INDIVIDUAL INVESTORS IN A PRIVATE
PLACEMENT

IRVINE, Calif. — April 13, 2017 — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, announced today that investors including Oracle Partners, L.P., Oracle Ten Fund Master, L.P. and Oracle Institutional Partners L.P., the Schuler Family Foundation, and certain BIOLASE directors and officers, have agreed to purchase $10.0 million of unregistered shares of the Company’s convertible preferred stock and $0.5 million of warrants to purchase unregistered shares of the Company’s common stock, in a private placement transaction.

Under the terms of the private placement, BIOLASE has agreed to sell an aggregate of 80,644 shares of a newly created series of its convertible preferred stock at a per share price of $124.00. Each share of preferred stock will initially be convertible into 100 shares of BIOLASE common stock, reflecting a conversion price equal to $1.24 per share, which is the closing price of BIOLASE common stock quoted on NASDAQ on April 10, 2017. In addition, the investors will purchase, for a price of $0.125 per warrant share, warrants to acquire up to an aggregate of 3,925,871 shares of BIOLASE common stock at an exercise price of $1.80 per share. The warrants become exercisable six months after the closing of the private placement, and expire five years after the date of issuance or, if earlier, five business days after BIOLASE delivers notice that the closing price per share of its common stock exceeded the exercise price for 20 consecutive trading days during the exercise period.

The closing of the private placement is expected to occur on April 18, 2017, subject to customary closing conditions. At the closing, BIOLASE will receive $10.5 million in gross proceeds. If all of the warrants are exercised, BIOLASE would receive an additional $7.1 million in gross proceeds, resulting in total proceeds from the private placement of up to $17.6 million before transaction costs. The proceeds will be used for working capital, including but not limited to new product development, launch and subsequent scale-up, as well as general corporate purposes.

Following the closing, BIOLASE will be required to hold a meeting of its stockholders in order to, among other things, approve a charter amendment increasing the number of its authorized shares of common stock from 100,000,000 shares to 200,000,000 shares and satisfy NASDAQ requirements with respect to the issuance of BIOLASE common stock upon conversion of the convertible preferred stock and exercise of the warrants. The conversion of the preferred stock will occur automatically upon receipt of such stockholder approval.  In addition, BIOLASE agreed to use commercially reasonable efforts to file, within 30 days following receipt of the stockholder approval, a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the preferred stock and warrants.

Terms of the private placement can be found on a Form 8-K to be filed with the Securities and Exchange Commission on Monday, April 17, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both dentists and their patients. BIOLASE’s proprietary laser products incorporate approximately 230 patented and 85 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 33,600 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and Waterlase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding BIOLASE’s expectations regarding the closing of the private placement, use of proceeds and other non-historical facts. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release.  Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business.  These factors include, among others, delays in satisfying or failure to satisfy closing conditions for the private placement, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission.  Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

Contacts:
BIOLASE Harold C. Flynn, Jr. President and Chief Executive Officer	DresnerAllenCaron Michael Mason (Investors) mmason@dresnerallencaron.com

hflynn@biolase.com	212-691-8087

888-424-6527	Rene Caron (Investors) rcaron@dresnerallencaron.com

Len Hall (Media)

lhall@dresnerallencaron.com
949-474-4300